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                                                                   EXHIBIT 10.23

                               AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this "Agreement") is entered into on this 19th day of August 2003 by and between:

ACTOZ SOFT CO., LTD., a company incorporated and existing under the laws of the Republic of Korea ("Korea") with its principal place of business at Unsuk B/D 4th Floor, 132-3, Sungbuk-dong, Sungbuk-gu, Seoul, Korea ("Licensor"); and

SHANGHAI SHANDA INTERNET DEVELOPMENT CO., LTD. [Chinese Name], a company incorporated and existing under the laws of the People's Republic of China ("China") with its principal place of business at 21F Huarong Plaza, No 1289 South Pudong Road Shanghai, P.R. China 200122 ("Licensee).

SHANGHAI PUDONG IMPORT & EXPORT CO., LTD. [Chinese Name] a company incorporated and existing under the laws of the People's Republic of China ("China") with its principal place of business No 2A, No 92 Maoxing Road, Shanghai, P.R.China 200122

[Chinese Name], (WOFE) a company incorporated and existing under the laws of the People's Republic of China ("China") with its principal place is No 638-7, No 2, No 351 Guoshoujing Road, Zhangjiang High Technical Park, Shanghai, P.R.China 200122

                                   WITNESSETH:

WHEREAS, Licensor and Licensee (together with Shanghai Pudong New Area Import & Export Corp) have entered into a Software Licensing Agreement dated June 29, 2001 ("SLA") for Licensor to license to Licensee the rights to provide on-line game service in China by using Licensor's Legend of Mir II game ([Chinese] as a corresponding Chinese name), attached hereto as Appendix I;

WHEREAS, Licensor and Licensee, together with Wemade Entertainment Co, Ltd ("Wemade"), entered into a Supplementary Agreement on 14 July 2002 ("Supplementary Agreement"); and

WHEREAS, the parties now wish to amend the terms and conditions of the SLA in the manner specified in this Agreement.

NOW, THEREFORE, the parties agree as follows:

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1.       Amendments to the SLA. The SLA shall be amended as follows.

1.1 Section 2.03 of the SLA shall be amended so that the term of the SLA shall be extended to September 28, 2005 (The End of the License Period) unless earlier terminated under this Agreement or other related agreements. The said End of the License Period shall be further extended to September 28, 2006 with no changes in any terms and conditions of this agreement or of other related agreements if and only if there are no disputes on the Mir II between both parties.

1.2 Exhibit One-2-C, D and Two-2-I, J shall be amended so that the royalty percentage for Legend of Mir II shall be 17.55% of the total user payment until September 28, 2003 and from September 29th, 2003, it shall be 21% of total user payment, whether or not Actoz provides the technical support, upgrades or patches as defined in Clause 1.5 of this Agreement. The license fee for the extension of Mir II from September 29 2003 to the End of the License Period shall be four (4) million US dollars. Licensee shall wire the said license fee to Actoz on or before September 28th, 2003. Total user payment herein shall mean the gross sales amount calculated based on the actual retail price of each and every item related to CDs, pre-paid cards and any other forms of the Software sold by Licensee or by its distributor or agent to end users, or other total earnings made by Licensee in direct connection with playing of the Legend of Mir
II. For the avoidance of doubt, the total user payment for any of the items referred to in the above, shall be equal to the actual retail price offered to end users multiplied by the number of the item sold either by on-line or off-line during the relevant royalty period. Licensee agrees to issue dedicated pre-paid cards for Mir II, which will not be combined with other games.

         (1)Of the said licensee fee of four (4) million US dollars, Licensor agrees to donate 500,000 US dollars to the following non-profit organization:

            a) The organization shall be named "China-Korea Game Industry
               Promotion Fund" and shall be established and controlled by Actoz.

1.3 Section 4.01 shall be amended so that the monthly royalty fee shall be paid within 15 business days after Licensee receives the invoice from the Licensor. Licensee shall submit the royalty report on the previous month by the 15th day of the following month.

1.4 Section V and Exhibit One-1/Two-1 are already executed and are no longer applicable.

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1.5      With regard to the technical support, patches and upgrades, the following terms and conditions shall be added to the existing terms and conditions of the SLA:

        (1) Licensor shall not be obligated to, but is entitled to provide Licensee with technical support, patches and upgrades regarding to the Legend of Mir II. Should such technical support or upgrades or patches not be provided by Licensor, Licensee shall request a written approval from Licensor to provide Licensee's own technical support or patches or upgrades. Licensor agrees to answer to the requested written approval within ten (10) business days.

          (2) If there is no written reply by Licensor to Licensee's proposal to Licensor within ten (10) business days since Licensee sends the written proposal to Licensor, the written proposal shall be deemed to be disapproved by Licensor.

          (3) Licensee shall be entitled to provide technical solutions for hacker attacks, piracy servers, and cheating programs with written notice to Licensor. Licensor shall not be liable or be responsible in any way for these provisions of technical solutions by Licensee. Licensor shall not, under any circumstances, be responsible for any damages or losses due to or arising out of the provision of such technical solution by Licensee whether or not Licensor has consented to such provision by Licensee.

        (4) Licensee respects Licensor's property rights for the Mir II Software. Licensee agrees that the titles and property rights for the patches and/or upgrades to the Mir II during the license period, excluding technical solutions specified in 1.6 (3) above, shall belong to Licensor, whether or not the said patches and/or upgrades are provided by Licensor or licensee.

1.6 With regard to the audit and report, the following terms and conditions shall be added to the existing terms and conditions of the
           SLA:

           (1) In order to improve the transparency in the calculation of royalty payments, Licensee shall provide to Licensor on or before the 15th day of each month commencing September 15,2003, the data on peak and average concurrent users during the previous month and the basis on which Licensee calculates the royalties commencing from September 15, 2003 (Royalty Report). After

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         receiving the previous month's Royalty Report, Actoz has the option of sending a representative to Licensee to verify the calculation and the on-screen data views (operated by Shanda's employees) from the billing system of the Mir II royalties for the previous month with Licensee's finance department(s). All activities of Actoz's representative shall be accompanied by relevant employees of Licensee.

     (2) Licensee also agrees to provide an annual royalty report, prepared by one of the big four international accounting firms (PriceWaterhouseCooper, KPMG, Ernst & Young, and Deloitte & Touche Tomatsu), related to Licensee's calculation of royalties in connection to the Legend of Mir II, once per year upon request by Licensor.

     (3) Licensee also agrees to allow Licensor once a quarter to appoint one of the big four international accounting firms (PriceWaterhouseCooper, KPMG, Ernst & Young, and Deloitte & Touche Tomatsu) to verify the calculation of the royalty payments at Licensor's expenses. In case the total user payment reported by Licensee shows discrepancy with the one calculated by the Licensor-appointed accounting firm, the Licensee has the right to appoint its own accounting firm from one of the big four international accounting firms (PriceWaterhouseCooper, KPMG, Ernst & Young, and Deloitte & Touche Tomatsu) to re-verify the Licensor-appointed accounting firm's calculations. The final royalties payable shall be determined by the average of the two accounting firms' calculations.

     (4) The average of the calculations of the royalty amounts by the two accounting firms appointed by the Parties shall be finally effective and binding on both Licensee and Licensor. If the Licensee's payment of the royalties is less than the average of the two calculations, the Licensee shall pay the difference within 15 business days from the date each of the two accounting firms sends its report to the Parties, whichever is later. If the Licensee's payment of the royalties is more than the average amount of the two calculations, then the Licensee shall be entitled to set-off any excess payment from future payable royalty.

     (5) For the avoidance of doubt, once the Licensor appoints its accounting

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         firm according to section 1.6(3) to verify the Licensee's computations for the previous quarter as provided above, the time for the Licensee to make payment for that specific quarter is automatically extended until after the Licensee-appointed accounting firm has completed and submitted its re-verification report to the Parties and the Licensee shall not be considered to have made any delay in payment.

1.7 With regard to the cause for termination of the SLA, the following terms and conditions shall be added to the existing terms and conditions of the SLA:

         Subject to clause 1.6 above, Licensor and Licensee agree that the SLA shall terminate automatically if Licensee does not pay the monthly royalty according to Licensee's monthly royalty report for two (2) months or more (whether consecutive or not), or if Licensee delays to pay the monthly royalty according to Licensee's monthly royalty report for three (3) months or more without the prior written agreement of Licensor, except for the following situations:

         (1) Delays of payment or partial payment as a result of disagreements between Licensee's royalty report(s) and the verifications by Actoz's representative and/or by Actoz's accounting firm per clause 1.6;

         (2) Delays of payment or partial payment as a result of factors not under Licensee's direct control, for example, natural disasters or delays from foreign exchange agencies with official confirmation letters from respective government office.

1.8 With regard to the severability of the SLA, the following terms and conditions shall be added to the existing terms and conditions of the
         SLA:

         In the event that any clause or provision or part thereof in the SLA shall for any reason be determined by any court or tribunal to be illegal, invalid or unenforceable, then the remaining clause or provision or part thereof shall not be affected, impaired or invalidated and shall remain in full force and effect and shall continue to be binding upon Licensor and Licensee. In such case, the parties shall make their best efforts to amend the SLA so that the parties' original intention is provided in the SLA to such extent as possible.

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1.9      With regard to the approval for the performance of the SLA, the following terms and conditions shall be added to the existing terms and conditions of the SLA:

         Each of the Licensor and Licensee shall be responsible for obtaining (if any) all licenses, permits, registrations and other approvals or consents and for filing reports necessary for the performance of its obligations and acts under the SLA from governmental and other authorities, or any other relevant party in Korea and China respectively in time, and thereafter for maintaining them in force. Such licenses, permits, registrations, approval, consent and reports include, without limitation, the approvals of the SLA by the government of Korea and China and reports to the relevant authorities in Korea and China.

1.10 Licensee agrees not to force end-users of Mir II to leave Mir II to switch to any other games operated by Licensee, not to carry promotional advertisements of other games operated by the Licensee on the web-site www.mir2.com.cn. and not to change the Chinese name [Chinese] of Mir II without prior consent by Licensor.

1.11 Licensee shall not transfer the user ID, password, and character information including character type, level, items etc related to the Legend of Mir II to any other games nor utilize user ID, password, and character information including character type, level, items etc related to the Legend of Mir II for the benefit of any other games. Upon Licensee's failure to comply with this article 1.11, the Licensee shall pay US $1 million for each incidence to the Licensor and all agreements and commitments signed by Actoz shall be deemed null and void and shall lose their effect forthwith automatically.

1.12 All existing and future disputes on the Intellectual Property Rights of the Legend of Mir II or of Legend of Mir III shall not affect the terms and conditions of this Agreement and of the Settlement Agreement.

2. Other Terms. Except as amended by this Agreement, all provisions of the SLA shall remain in full force and effect.

3. Supplementary Agreement

Both Licensee and Actoz acknowledge that by the Supplementary Agreement
WeMade has granted all the rights and representations to Actoz in connection with the Legend of Mir II in China during the effective period. Upon the signing of this Agreement, both Actoz and

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Licensee agree that the following terms in the Supplementary Agreement shall become null and void automatically between Licensee and Actoz, both of whom shall waive any and all allegations and claims, whether known and unknown, against anyone, under the following terms of the Supplementary Agreement.

         (1)      Section 1

         (2)      Section 2

         (3)      Section 3

         (4)      Section 4

         (5)      Section 5

         (6)      Section 6

4. Language. The English language version of this Agreement shall control in all respects and for purposes of any and all disputes and litigation.

5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures may be evidenced by facsimile.

6. Assignment. This Agreement may not be assigned by any party to a third party without prior written consent of the other party.

7. Integral Part. This Agreement shall constitute the integral and inseparable part of the SLA.

8. Obligations and duties of WOFE: .

         (1) Actoz and Shanda and WOFE agree that WOFE shall become part of Licensee if and only if Wemade signs this agreement and the Settlement Agreement dated August 19th, 2003.

         (2) For the avoidance of doubt, in this Agreement the term of "both parties" refers to Shanda and Actoz and does not refer to WOFE unless after WOFE becomes part of Licensee as specified above.

9. Representation and Warranties. In addition to the original Representations and Warranties in the SLA, each Party represents and warrants on the date hereof as follows:

         (1) Each Party is a corporation duly organized, validly existing and in good standing under all applicable laws and is duly registered and qualified to do business. Each Party has all requisite corporate power and authority to execute and deliver,

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         and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby; and

         (2)The execution, delivery and performance of this Agreement by each Party has been duly authorized by all necessary corporate actions on the part of such Party. This Agreement has been duly executed and delivered by each Party, and is the valid and legally binding obligation of each Party, enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized signatories as of the day and year first written above.

LICENSOR                                        LICENSEE

By: /s/ Jong Hyun Lee                          By: /s/ Timothy Chan
    -------------------                            ---------------------
Name: Jong Hyun Lee                            Name: Timothy Chan
Title: CEO & President                         Title: Chairman of BOD
       Actoz Soft Co., Ltd.                            Shanghai Shanda Internet
                                                       Development Co., Ltd.

Acknowledge and agree to the terms and conditions of this Agreement:

By: /s/ Timothy Chan
    --------------------
Name: Timothy Chan
Title: Chairman of BOD
[CHINESE NAME] (WOFE)
[SEAL]

By: (sign)
Name:
Title: Chairman of BOD
       Shanghai Shanda Import & Export  Cor., Ltd.

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